Exhibit 5.1

2300 N St. NW	Tel. 202.663.8000
Washington, DC 20037	Fax 202.663.8007
www.pillsburylaw.com

March 5, 2010

NCI, Inc.

11730 Plaza America Drive

Reston, Virginia 20190

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for NCI, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Form S-8”), of 442,105 shares of common stock, par value $0.019 per share, of the Company (the “Shares”), which may be issued by the Company under the NCI, Inc. 2005 Performance Incentive Plan and the NCI, Inc. Amended and Restated 2005 Performance Incentive Plan (collectively, the “Plans”).

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and that such Shares, when issued, paid for and delivered as authorized in accordance with the Plans, will be validly issued, fully paid and non-assessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware, the laws of the United States of America or any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP